Kensington Funds

Change in Accountants (Unaudited)

December 31, 2021

On October 26, 2021, the Audit Committee of Advisors Preferred Trust ("Committee") appointed and formally engaged BBD, LLP (“BBD”) as the Funds’ independent registered public accounting firm for the fiscal period ending December 31, 2021.

Cohen & Company, Ltd. (“Cohen”) reports on the Funds’ financial statements for the periods prior to December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods ended prior to December 31, 2021, there were no disagreements between the Funds and Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period. During the periods ended prior to December 31, 2021, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K.

During the periods ended prior to December 31, 2021, neither the Funds nor anyone on its behalf has consulted with Cohen regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds’ financial statements, and neither a written report was provided to the Funds nor oral advice was provided that Cohen concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).

March 4, 2022

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) of Kensington Funds’ Form N-CSR filing dated March 4, 2022 and agree with the statements made in paragraphs two, three and four. We have no basis to agree or disagree with the statements in paragraph one of Exhibit 13(a)(4).

Sincerely,

/s/ Cohen & Company, Ltd.